As filed with the Securities and Exchange Commission on December 16, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELCATH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1245881
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1633 Broadway, Suite 22C

New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)

Delcath Systems, Inc. 2020 Omnibus Equity Incentive Plan

and

Inducement Award Stock Option Award Agreement dated October 1, 2020 to Purchase 498,000 Shares of Common Stock

(Full title of the plan)

Gerard Michel

Chief Executive Officer

Delcath Systems, Inc.

1633 Broadway, Suite 22C

New York, New York 10019

(Name and address of agent for service)

(212) 489-2100

(Telephone number, including area code, of agent for service)

Copies to:

Veronica H. Montagna, Esq.

McCarter & English, LLP

100 Mulberry Street, Four Gateway Center

Newark, New Jersey 07102

(973) 639-7948

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	675,000	$15.50(2)	$10,462,500.00	$1,141.46
Common Stock, $0.01 par value per share	396,000	$11.67(3)	$ 4,621,320.00	$504.19
Common Stock, $0.01 par value per share	51,000	$17.505(3)	$ 892,755.00	$97.40
Common Stock, $0.01 par value per share	51,000	$23.34(3)	$ 1,190,340.00	$129.87
Total	1,173,000		$17,166,915.00	$1,872.92

(1)

This registration statement covers an aggregate of 1,173,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Delcath Systems, Inc. (the “Registrant”), comprised of (i) 675,000 shares of Common Stock issuable under the Registrant’s 2020 Omnibus Equity Incentive Plan (the “Plan”) and (ii) 498,000 shares of Common Stock that are issuable upon the exercise of a nonqualified stock option granted to the Chief Executive Officer of the Registrant as an inducement material to his acceptance of employment with the Registrant (the “Inducement Award”). The Inducement Award was granted outside of the Registrant’s Plan pursuant to the terms of a previously-announced employment agreement. This registration statement also covers any additional shares of Common Stock which become issuable under the Plan or with respect to the Inducement Award by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)

The proposed maximum offering price per share is based on the average of the high and low price of the Registrant’s Common Stock reported on the Nasdaq Capital Market on December 14, 2020, used solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (h)(1) of Rule 457 under the Securities Act of 1933, as amended.

(3)

The proposed maximum offering price per share is based upon the designated exercise price of the stock option as stated in the Inducement Award Stock Option Award Agreement dated October 1, 2020 between the Registrant and Gerard Michel, which is $11.67 as to the first 396,000 shares to vest, $17.505 as to the next 51,000 shares to vest and $23.34 as to the next 51,000 shares to vest.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Delcath Systems, Inc. (the “Registrant” or the “Company”) to register the shares of the common stock, par value $0.01 per share (the “Common Stock”), of the Company available for issuance (i) upon the exercise of options to purchase 498,000 shares of Common Stock granted as an employment inducement award pursuant to an Inducement Award Stock Option Award Agreement dated as of October 1, 2020 between the Registrant and Gerard Michel, the Registrant’s Chief Executive Officer and (ii) the Delcath Systems, Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”), which was approved by the Company’s stockholders at the Annual Meeting of Stockholders on November 23, 2020. The Plan had been previously adopted by the Company’s Board of Directors on September 30, 2020, subject to stockholder approval. The Plan provides for incentive compensation to non-employee directors, officers, employees of, and individuals providing consulting or advisory services to, the Registrant, and is the successor to the Registrant’s previously existing equity compensation plan, the Delcath Systems, Inc. 2019 Equity Incentive Plan (the “Former Plan”). As of the effective date of the Plan, no further grants may be made under the Former Plan. On its effective date, a total of 675,000 shares of Common Stock became available for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on March 25, 2020;

(2)

the Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 14, 2020, for the quarterly period ended June 30, 2020, filed with the Commission on August 13, 2020 and for the quarterly period ended September  30, 2020 filed with the Commission on November 12, 2020;

(3)

the Registrant’s Current Reports on Form 8-K or Form 8-K/A filed with the Commission on January  9, 2020, February 19, 2020, February  24, 2020, February 28, 2020, March  16, 2020, April 9, 2020, May 8, 2020, May 12, 2020, May  22, 2020, June 5, 2020, June  16, 2020, July 21, 2020, August 18, 2020, August  18, 2020, October 1, 2020, October 16, 2020, November  24, 2020, December 8, 2020 and December 11, 2020;

(4)	the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on November 2, 2020; and

(5)

the descriptions of the Common Stock of the Registrant set forth in the Registrant’s registration statements pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of Delaware’s General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article SEVENTH of the Company’s amended and restated certificate of incorporation provides that no person serving as a director of the Company shall be personally liable to the Company or its stockholders for breach of his or her fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Article EIGHTH of the Company’s amended and restated certificate of incorporation requires the Company to indemnify any person who may be indemnified by a Delaware corporation pursuant to Section 145 of the DGCL in each situation where the Company is permitted to indemnify such persons.

We have entered into indemnification agreements with our executive officers and directors pursuant to which we have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Delcath Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1/A filed with the Commission on September 25, 2019)

4.2	Amendment to the Amended and Restated Certificate of Incorporation of Delcath Systems, Inc. dated October 17, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 23, 2019)

4.3	Certificate of Correction to Amendment to the Amended and Restated Certificate of Incorporation of Delcath Systems, Inc. dated October 22, 2019 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 23, 2019)

4.4	Amendment to the Amended and Restated Certificate of Incorporation of Delcath Systems, Inc., effective December 24, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 30, 2019)

4.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Delcath Systems, Inc. dated November 23, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 24, 2020)

4.6	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock of Delcath Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 11, 2019)

4.7	Certificate of Designation of Preferences, Rights and Limitations of Series E-1 Convertible Preferred Stock of Delcath Systems, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 16, 2019)

4.8	Amended and Restated By-Laws of Delcath Systems, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company’s Registration Statement on Form SB-2 filed with the Commission on August 23, 2000)

4.9*	Delcath Systems, Inc. 2020 Omnibus Equity Incentive Plan

4.10	Inducement Award Stock Option Award Agreement dated as of October 1, 2020 between Delcath Systems, Inc. and Gerard Michel (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 1, 2020)

5.1*	Opinion of McCarter & English, LLP

23.1*	Consent of McCarter & English, LLP (included in Exhibit 5.1)

23.2*	Consent of Marcum, LLP

24.1*	Power of Attorney (included on signature page of this Registration Statement)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York on the 16th day of December, 2020.

DELCATH SYSTEMS, INC.

By:	/s/ Gerard Michel
Gerard Michel
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Gerard Michel and Christine Padula as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gerard Michel	Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2020
Gerard Michel

/s/ Christine Padula	Vice President of Finance (Interim Principal Accounting Officer)	December 16, 2020
Christine Padula

/s/ Roger G. Stoll, Ph.D.	Chairman of the Board	December 16, 2020
Roger G. Stoll, Ph.D.

/s/ Gilad Aharon	Director	December 16, 2020
Gilad Aharon

/s/ Elizabeth Czerepak	Director	December 16, 2020
Elizabeth Czerepak

/s/ Steven Salamon	Director	December 16, 2020
Steven Salamon

/s/ John Sylvester	Director	December 16, 2020
John Sylvester